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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION         STATEMENT CAPTION                   1995    1994   1993

5-02 (1)            Cash and Cash Items               11694    9784   8407
5-02 (2)            Marketable Securities             73892   64168  60747

5-02 (3)(b)(1)      Notes Receivable                 191906  168781 149322
5-02 (4)            Allowance for Doubtful Accounts    2216    2054   1676

5-02 (15)           Total Assets                     291412  256685 234892

5-02 (24)           Other Liabilities                264309  232806 213191
5-02 (30)           Common Stock                        731     715   7007

5-02 (31)(a)(2)     Additional Capital Other           9720    9000   2356

5-02 (31)(a)(3)(ii) Retained Earnings-Unappropriated  16651   14164  12338

5-03 (b)(1)(e)      Other Revenues                    25213   21318  20236

5-03 (b)(2)(e)      Cost of Other Revenues             9992*   9213   9134

5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                     11181    7971   7261

5-03 (b)(10)        Income Before Taxes & Other Items  4039*   4134   3841

5-03 (b)(11)        Income Tax Expense (Benefit)       1333    1188   1202

5-03 (b)(14)        Income/Loss from Continuing
                    Operations                         2706*   2946   2639

5-03 (b)(17)        Cumulative Change in Accounting
                     Principle                            0       0    125

5-03 (b)(19)        Net Income or Loss                 2706    2946  62764

*Reclassification of overdraft income.